EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2012, with respect to the consolidated financial statements included in the Annual Report of Winmark Corporation on Form 10-K for the year ended December 31, 2011.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Winmark Corporation on Form S-8 (File No. 33-85972, effective November 2, 1994; File No. 333-81392, effective January 25, 2002; File No. 333-120489, effective November 15, 2004; File No. 333-138798, effective November 17, 2006; File No. 333-143281, effective May 25, 2007; and File No. 333-172745, effective March 11, 2011).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
March 15, 2012